UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

February 9, 2010
Date of Report (date of Earliest Event Reported)

CHINA TEL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA		98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

8105 Irvine Center Drive, Suite 820, Irvine, CA 92618
 (Address of principal executive offices and zip code)

(949) 585-0222
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreements

On February 9, 2010, China Tel Group, Inc., a Nevada corporation (the “Company”) and Excel Era Limited, a Hong Kong corporation (“Excel”) entered into a stock purchase agreement (the “Excel Agreement”).  A fully executed copy of the Excel Agreement is attached as Exhibit 99.1 to this Form 8-K.  The Excel Agreement provides for Excel to acquire 159,599,803 shares the Series A common stock of the Company (representing 36% of the total shares outstanding) in exchange for the payment of US$480 million to the Company.  The purchase price is payable in four installments.  The first installment of US$1 million was paid at closing on February 9, 2010.  The second installment of US$29 million is due on or before February 15, 2010.  The third installment of US$210 million is due on or before March 1, 2010.  The fourth installment of US$240 million is due on or before June 1, 2010.  Under the Excel Agreement, Excel has the right to appoint one new member to ChinaTel’s Board of Directors.  The Excel Agreement prohibits Excel from transferring a variable portion of the total shares issued to Excel at closing until Excel has paid the corresponding portion of the total purchase, and provides for return or cancellation of such variable portion of the total shares in the event Excel fails to pay the equivalent portion of the total purchase price.

Excel Era Limited provides creative financial solutions and funding for private projects, humanitarian projects and individual clients in niche investment banking and financial service environments.  With over $200 billion under management, its range of services includes (a) asset management, and (b) project financing.  Excel provides multi-dimensional financing solutions by viewing the total picture of the client’s goals, assessing not only financial requirements, but the aggregate of needs in relation to opportunities, helping each client determine what can be done to enhance the utilization of their assets.  The range of services described above is not offered to the public, but only upon specific request by qualified and sophisticated investors.

On February 9, 2010, the Company and Isaac Organization, Inc., a Canadian corporation, entered into a stock purchase agreement (the “Isaac Agreement”).  A fully executed copy of the Isaac Agreement is attached as Exhibit 99.2 to this Form 8-K.  The Isaac Agreement provides for Isaac to acquire 53,199,934 newly issued shares of the Series A common stock of the Company (representing 12% of the total shares outstanding) in exchange for the payment of US$160 million to the Company.  The purchase price is payable in three installments.  The first installment of US$1 million was paid at closing on February 9, 2010.  The second, installment of US$10 million is due on or before March 31, 2010.  The third installment of US$159 million is due on or before June 1, 2010.  The Isaac Agreement prohibits Isaac from transferring a variable portion of the total shares issued to Isaac at closing until Isaac has paid the corresponding portion of the total purchase price, and provides for return or cancellation of such variable portion of the total shares in the event Isaac fails to pay the equivalent portion of the total purchase price.

Isaac Organization is a leading global private investment firm with approximately $5 billion worth of projects under management across a family of funds. Isaac invests in companies across a broad range of geographies, including the United States, Canada, China, Taiwan, and South Korea.  Guided by a thorough approach to due diligence execution, research and market analysis, Isaac Organization has found one financial truth to be inviolate: growth and real wealth happens over time and scrupulous due diligence.  Isaac’s various funds invest in commercial real estate buildings leased by several agencies of the United States federal government, as well as by hospitals and medical clinics, and other industries including technology, telecommunications and entertainment companies.  Isaac is also involved in urban development projects in Asia.  In recent months the company has closed transactions valued at approximately $346 million.

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On February 9, 2010, the Company issued a press release announcing the signing and partial funding of the Excel Agreement and the Isaac Agreement described above.  A copy of the press release is attached as Exhibit 99.3.

Item 9.01  Exhibits.

99.1	Stock Purchase Agreement between ChinaTel Group, Inc. and Excel Era Limited

99.2	Stock Purchase Agreement between ChinaTel Group, Inc. and Isaac Organization, Inc.

99.3	Press Release

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Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA TEL GROUP, INC.

Date: January 9, 2010	By:	/s/ Kenneth L. Waggoner
Name: Kenneth L. Waggoner
Title: Vice President and General Counsel

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